ACORN ENERGY EXPECTS TO REPORT SIGNIFICANT REVENUE AND GROSS MARGIN GROWTH FOR Q2 2009

Final Q2 Results to be released August 13th

Montchanin, DE, August 3, 2009 - - Acorn Energy, Inc. (Nasdaq: ACFN) today announced that it expects to report for the second quarter ended June 30, 2009, revenue of approximately $7.8 million, an increase of 116% from $3.6 million in the comparable quarter last year. In addition, the Company is estimating Q2 2009 gross profit of $3.5 million versus $1.0 million in Q1 2008, which represents the effects of increased revenues and an expected improvement in gross margins from 29% to 45%.

Year-to-date estimated revenues of approximately $16.3 million represent a 106% increase over the $7.9 million revenues for the six months ended June 30, 2008. The increase was led by CoaLogix whose six month revenues for 2009 of approximately $9.9 million were a 176% increase over the $3.6 million of revenues for the six months ended June 30, 2008. CoaLogix’s revenues of $9.9 million for the six months ended June 30, 2009 was almost equal to CoaLogix’s full year 2008 revenues of $10.1 million.

Year-to-date estimated gross profit of approximately $6.9 million represents a 183% increase over the $2.4 million of gross profit for the six months ended June 30, 2008. CoaLogix increased its gross profit during the six month period by $2.4 million while DSIT increased its gross profit by approximately $0.4 million on slightly lower sales by increasing its gross margin from 31% to 41%. In addition, Coreworx, which was acquired in August 2008, contributed $1.7 million to the 2009 gross profit.

John Moore, Chief Executive Officer stated, “These results are evidence of two significant drivers of Acorn shareholder value.  We are creating four potentially very large new categories in the energy sector as we did with demand response at Comverge.  Secondly, we are seeing operating leverage as the businesses grow.  CoaLogix was a major contributor in the second quarter as revenue climbed from $1.4 million last year to $4.5 million, with gross profit expected to be up from $344,000 to $1.6 million. Also, DSIT is expected to report gross profit improvement from $0.7 million to $0.9 million on slightly less revenue. Coreworx contributed revenue of approximately $1.1 million and gross profit of $0.9 million in the second quarter of 2009.

The Acorn Energy annual meeting will be held at 1:00pm in New York City at the Union League Club, 38 East 37th Street.  The Company will announce its results for the second quarter on August 13th.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and Gridsense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Cautionary Statement About Preliminary Results and Other Forward-Looking Information
In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, all measures of second quarter 2009 financial results and condition contained in this news release, including revenue, gross profit, gross margin and backlog are preliminary and reflect our expected second quarter 2009 financial results and condition as of the date of this news release. Actual reported second quarter 2009 financial results may vary significantly from those expectations because of a number of factors, including additional or revised information.  Final and complete second quarter financial information will be subject to review by our auditors and will be released August 13, 2009.  This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT or Coreworx will continue to grow their respective businesses and /or continue to improve their gross profit margins. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Media Contact:
Julia Davis
Marketing Manager
Acorn Energy Inc.
(302) 656 1707
jdavis@acornenergy.com

Investor Contact:
Paul Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com